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                                                                     Exhibit 5.1



               [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                 July 26, 2000

InfoSpace, Inc.
601 108/th/ Avenue N.E.
Suite 1200
Bellevue, WA  98004

  RE:     REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 26, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 5,967,866 shares of your Common Stock (the "Shares") to be issueable under the Restated 1996 Flexible Stock Incentive Plan (the "Stock Incentive Plan"). As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Stock Incentive Plan.

     It is our opinion that the Shares, when issued and sold in the manner referred to in the Stock Incentive Plan and pursuant to the agreements that accompany the Stock Incentive Plan, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                   Very truly yours,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation

                                   /s/ WILSON SONSINI GOODRICH & ROSATI P.C.